                                                                   EXHIBIT 10.22




                              AMENDED AND RESTATED
                           COMMERCIAL PROMISSORY NOTE


$7,500,000.00                                  Valdosta, Lowndes County, Georgia
(the "Principal Amount")                                      As of May 30, 1996


         FOR VALUE RECEIVED, the undersigned, OUTBACK STEAKHOUSE, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of BARNETT BANK OF TAMPA, a state chartered bank ("Lender"), at its office at 101 East Kennedy Boulevard, Tampa, Florida 33602 or at such other place as the holder of this Note from time to time may designate to Borrower in writing, the principal sum of SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00) together with interest on the principal balance of this obligation from time to time remaining unpaid, at the rates and at the times provided in this Note. All payments required by this Note must be by legal tender of the United States of America.

         The principal amount of this obligation has been and will be disbursed by Lender to Borrower in accordance with the terms and conditions of that certain First Amended and Restated Loan Agreement dated January 13, 1994, between Borrower and Lender, as amended by First Amendment to Loan Agreement dated as of September 14, 1994, as amended and restated in its entirety by that certain Second Amended and Restated Loan Agreement dated as of August 14, 1995, as amended by that certain First Amendment to Second Amended and Restated Loan Agreement dated as of even date herewith executed by Borrower and Lender (as from time to time restated, modified and/or amended, the "Loan Agreement"). Pursuant to the terms of the Loan Agreement, Borrower may borrow portions of the principal amount of this Note, repay all or a portion of such borrowing and reborrow, provided that, in any event, the maximum principal amount outstanding under this Note at any time shall not exceed $7,500,000.00. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement. This Note amends, restates, increases and replaces, in its entirety, that certain Amended and Restated Revolving Commercial Promissory Note dated August 14, 1995, executed by Borrower in favor of Lender in the original revolving principal amount of $7,500,000.00.

         As used in this Note, the following terms shall have the following meanings:

         1. Advance or Advances. Prime Rate Advances, Floating LIBO Rate Advances and/or LIBO Rate Advances, individually or collectively as applicable.

         2. Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks in the State of Florida are authorized or required by law to close.

         3. Demand Date. That date which is (i) in the case of demand following the occurrence of an Event of Default under the Loan Agreement, five
(5) days, or (ii) if no such Event of Default has occurred and is then continuing, thirty (30) days, after the date of written notice to the Borrower in which the Lender makes demand upon the Borrower for repayment of the outstanding principal amount of this Note, plus unpaid accrued interest.

         4. Floating LIBO Rate. A fluctuating rate of interest per annum equal to the LIBO Margin plus the rate obtained by dividing (a) the rate of interest per annum at which deposits in United States dollars are offered in the London Interbank Market on the date for which the Floating LIBO Rate is being calculated in an amount substantially equal to the Floating LIBO Rate Advance and with a term equal to ninety (90) days, by (b) an amount equal to 1 minus the Floating LIBO Reserve Requirement for such date.

         5. Floating LIBO Rate Advance. Any portion of the principal amount of this Note outstanding which bears interest at the Floating LIBO Rate.

         6. Floating LIBO Reserve Requirement. For any Floating LIBO Rate Advance, the rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained by Lender on the date for which interest is being calculated, against U.S. dollar nonpersonal time deposits in the United States with a term equal to ninety (90) days, expressed as a decimal.

         7.       Leverage Ratio.  As defined in Section 4.15 of the Loan
Agreement.

         8. LIBO Interest Period. The period commencing on the date so specified in Borrower's notice to Lender of any election to have the LIBO Rate apply to a LIBO Rate Advance and ending on the date specified in such notice, which ending date (a) shall be thirty (30), sixty (60), ninety (90), or one hundred eighty (180) days after the commencement date, and (b) shall not be beyond the Maturity Date. If any LIBO Interest Period would end on a date which is not a Business Day, such LIBO Interest Period shall be extended to the next succeeding Business Day.

         9. LIBO Margin. The number of basis points which shall, at any point in time, constitute the LIBO Margin determined in accordance with the following table:


                  LIBO Margin                         Leverage Ratio
                                               (measured as of each quarter end)
                  75 basis points                         <0.35:1.00
                                                          -
                  85 basis points                  >0.35:1.00 and <0.50:1.00
                                                                  -
                  95 basis points                  >0.50:1.00 and <0.75:1.00
                                                                  -

The Leverage Ratio shall be measured as of the end of each calendar quarter based upon financial information provided by Borrower in accordance with the provisions of the Loan Agreement. Changes in the LIBO Margin shall be effective as of the date upon which Lender receives the


                                       2.

quarterly or annual financial information disclosing a change in the Leverage Ratio which results in a change in the LIBO Margin.

         10. LIBO Rate. An interest rate per annum equal to the LIBO Margin plus the rate per annum obtained by dividing (a) the rate of interest per annum at which deposits in United States dollars are offered in the London Interbank Market two (2) Business Days prior to the commencement of a LIBO Interest Period, by (b) an amount equal to 1 minus the LIBO Reserve Percentage for such LIBO Interest Period.

         11. LIBO Rate Advance. That portion of the principal amount outstanding under this Note with respect to which Borrower elects to have the LIBO Rate apply during any LIBO Interest Period.

         12. LIBO Reserve Percentage. For any LIBO Rate Advance, the rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained by Lender two (2) Business Days prior to the commencement of a LIBO Interest Period against Eurocurrency liabilities having a term substantially equal to such LIBO Interest Period, expressed as a decimal.

         13.      LIBO Roll-Over Date.  The last day of any LIBO Interest
Period.

         14. Prime Rate. The lending rate from time to time announced by Barnett Banks, Inc., Lender's parent company ("BBI"), as its prime rate.

         15. Prime Based Rate. A fluctuating rate of interest per annum equal to the Prime Rate minus one percent (1%).

         16. Prime Rate Advance. Any portion of the principal amount of this Note outstanding which bears interest at the Prime Based Rate.

         Interest shall be calculated on the daily outstanding balance of each type of Advance. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed through the actual payment due date. Changes in the Prime Rate and/or the Floating LIBO Rate shall be effective as of the date of change in the applicable rate. Interest on Prime Rate Advances and Floating LIBO Rate Advances shall be paid quarterly in arrears commencing on June 30, 1996 and continuing on each September 30, December 30, March 30 and June 30 thereafter prior to the Demand Date. Interest on LIBO Rate Advances shall be paid on the last date of each applicable LIBO Interest Period.

         The outstanding principal balance of this Note, plus unpaid accrued interest, shall be due and payable on the Demand Date. Notwithstanding the foregoing sentence, in the event that the Lender demands repayment of the principal amount of this Note for any reason, other than the occurrence of a default or Event of Default, outstanding Prime Rate Advances and Floating LIBO Rate Advances


                                       3.

shall be due and payable on the Demand Date and outstanding LIBO Rate Advances shall be due and payable on the last day of the respective LIBO Interest Period applicable to any such LIBO Rate Advances.

         The Borrower shall have the option from time to time, in the manner hereinafter set forth, to convert the interest rate on portions of the outstanding principal balance of this Note from the Prime Based Rate to either
(a) the Floating LIBO Rate (the "Floating LIBO Rate Option") or (b) the LIBO Rate (the "LIBO Rate Option"). To exercise the Floating LIBO Rate Option, the Borrower shall give the Lender written notice of the Borrower's Floating LIBO Rate election prior to 12:00 Noon, local time, on the Business Day that the Borrower elects to have the Floating LIBO Rate apply, which notice shall specify the portion of the outstanding principal balance of the Note, with respect to which the Borrower is making such election, and the date upon which the Floating LIBO Rate is to commence. Changes in the Floating LIBO Rate caused by changes in the LIBO Margin shall be effective as of the date of change in the LIBO Margin. The Borrower may elect to terminate the applicability of the Floating LIBO Rate to all or a portion of the Floating LIBO Rate Advance by giving the Lender written notice (i) prior to 12:00 Noon, local time, on the Business Day that the Borrower elects to have the Floating LIBO Rate terminate if the Prime Based Rate is to apply thereafter or (ii) at the time required for a LIBO Rate Option election if the Borrower elects to have the LIBO Rate apply, which notice shall specify the principal amount with respect to which the Floating LIBO Rate is to terminate.

         To exercise the LIBO Rate Option, the Borrower shall give the Lender irrevocable written notice of the Borrower's LIBO Rate election at least three
(3) Business Days prior to the commencement of a LIBO Interest Period, which notice shall specify the portion of the outstanding principal balance of this Note, with respect to which the Borrower is making such election, and the date upon which such LIBO Interest Period is to commence and its duration. Such LIBO Rate shall be applicable to such LIBO Rate Advance during the LIBO Interest Period specified by the Borrower in such notice. Changes in the Floating LIBO Rate caused by changes in the LIBO Margin shall be effective as of the date of change in the LIBO Margin. It is agreed that (i) the interest rate applicable to any portion of the outstanding principal balance of the Note, or advance about to be made with respect to the Loan Agreement, with respect to which the Borrower has elected a LIBO Rate, shall revert from the LIBO Rate applicable thereto to the Prime Based Rate as of the LIBO Roll-Over Date applicable thereto, unless the Borrower timely exercises the LIBO Rate Option or the Floating LIBO Rate Option with respect thereto, and (ii) the Lender shall not be under any duty or obligation to notify the Borrower that the interest rate on any LIBO Rate Advance is about to revert from a LIBO Rate to the Prime Based Rate. Unless otherwise agreed to the contrary by the Lender, the LIBO Rate Option may only be exercised by the Borrower with respect to portions of the outstanding principal balance of this Note which (i) bear or will bear interest at the Prime Based Rate or the Floating LIBO Rate, and (ii) are equal to or in excess of $500,000.00. The Borrower's right to elect the LIBO Rate shall be conditioned upon the Borrower not being in default under this Note or the Loan Agreement. The Borrower shall not be entitled to elect the LIBO Rate more frequently than once in any thirty (30) day period.



                                       4.

         In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any LIBO Interest Period, the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that (i) the LIBO Rate is not available for dollar deposits in an amount approximately equal to the amount with respect to which the Borrower exercises the LIBO Rate Option, or (ii) the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Lender of making or maintaining a LIBO Rate with respect to such portion of the outstanding principal balance of this Note during such LIBO Interest Period, or
(iii) reasonable means do not exist for ascertaining a LIBO Rate, or (iv) a LIBO Rate with respect thereto would be in excess of the maximum interest rate which the Borrower may by law pay, such portion of the outstanding principal balance of this Note shall continue to bear interest at the Prime Based Rate.

         If any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for the Lender or BBI, to make or maintain LIBO Rate Advances or Floating LIBO Rate Advances or to give effect to their respective obligations as contemplated hereby, then, the option to elect the LIBO Rate or the Floating LIBO Rate shall immediately terminate and upon notice by the Lender to the Borrower any LIBO Rate Advance shall be automatically converted to another Eurodollar market rate selected by the Lender, provided such conversion does not increase the Lender's cost, or if no other Eurodollar market rate is acceptable to the Lender, to the Prime Based Rate and the Borrower shall pay to the Lender an amount equal to the prepayment premium which would be due with respect to any LIBO Rate Advance pursuant to the provisions of this Note hereinafter set forth upon a prepayment of the same prior to the LIBO Roll-Over Date applicable thereto. Any notice given by the Lender to the Borrower pursuant to this paragraph shall, if lawful, be effective on the last day of any existing LIBO Interest Periods.

         The Borrower recognizes that the cost to the Lender of making or maintaining LIBO Rates with respect to the LIBO Rate Advances may be, from time to time affected by the matters set forth in Paragraphs 1 and 2, below, and the Borrower agrees that the Lender, in quoting or establishing a LIBO Rate at the commencement of a LIBO Interest Period, may take into consideration such additional amount or amounts resulting from the following as the Lender shall determine will compensate the Lender for such additional costs:

         1. The imposition of, or changes in, the reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States, including, but not limited to, any reserve on Eurocurrency Liabilities, as defined in Regulation D, at the ratios provided in such Regulation from time to time, it being agreed that any LIBO Rate Advances shall be deemed to constitute Eurocurrency Liabilities, as defined by such Regulation, and it being further agreed that such Eurocurrency Liabilities shall be deemed to be subject to such reserve requirements without benefit of or credit for prorations, exceptions, or offsets that may be available to the Lender or BBI from time to time under such Regulation; or



                                       5.

         2. Any change, after the date of this Note, in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or by any court changing the basis of taxation of payments to the Lender or BBI of the principal of or interest on any LIBO Rate Advances or any other fees or amounts payable under this Note or the Loan Agreement (other than taxes imposed on the overall net income of the Lender or BBI by any state, or by any political subdivision or taxing authority therein), or imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by the Lender or BBI or imposing on the Lender or BBI or the London Interbank Market any other condition affecting this Note or the Loan Agreement or any LIBO Rate Advances so as to increase the cost to the Lender or BBI of making or maintaining a LIBO Rate with respect to any LIBO Rate Advance or to reduce the amount of any sum received or receivable by the Lender under this Note or the Loan Agreement (whether of principal, interest or otherwise), by an amount deemed by the Lender to be material, but without duplication for payments required under clause (1) above.

Notwithstanding the foregoing, once a LIBO Rate has been established by the Lender for a particular LIBO Rate Advance, the LIBO Rate so established shall apply, without increase, during the applicable LIBO Interest Period, notwithstanding the fact that the cost to the Lender of making or maintaining LIBO Rates may be increased as a result of an event set forth in Paragraph 1 or 2, above.

         The Borrower shall indemnify the Lender against any loss or expense that the Lender may sustain or incur as a consequence of any default by the Borrower in the payment of any portion of the principal balance of this Note bearing interest at a LIBO Rate, as and when due and payable, or the occurrence of any event specified in the provisions of this Note or the Loan Documents, including, but not limited to, any loss or reasonable expense sustained or incurred in liquidating or reemploying deposits from third parties acquired to effect or maintain any LIBO Rate with respect to any LIBO Rate Advance. The Lender shall provide to the Borrower a statement explaining the amount of any such loss or expense, which statement shall be conclusive absent manifest error.

         The Borrower shall from time to time, within ten (10) days after receipt from the Lender of a letter indicating (i) the respective portions of the outstanding principal balance of this Note as of the date of such letter which bear interest at the Prime Based Rate, the Floating LIBO Rate and the LIBO Rate, (ii) the LIBO Rates applicable to each LIBO Rate Advance, and (iii) the respective LIBO Roll-Over Dates applicable to each LIBO Rate Advance, confirm to the Lender, by execution and delivery to the Lender within such time period of a copy of such letter, that the facts stated thereon are accurate, or if inaccurate, the nature, and extent and particulars of the inaccuracy. In the event the Lender does not receive such confirmation or specification of inaccuracies within the time period above provided, the matters stated in the Lender's letter shall be conclusively deemed to be accurate.

         The Borrower shall have the right, provided that it is not in default under this Note or the Loan Agreement, to prepay the principal balance of this Note, in whole or in part, at any time, upon payment of all interest and other sums then due and payable pursuant to the provisions of this Note



                                       6.

or the Loan Agreement. No prepayment premium shall be payable with respect to any portions of the principal balance of this Note which constitute Prime Rate Advances or Floating LIBO Rate Advances. If any portion of the principal balance of this Note being prepaid constitutes one or more LIBO Rate Advances, then, with respect to each such LIBO Rate Advance being prepaid, the Borrower shall pay to the Lender contemporaneously with any such prepayment of this Note, an amount equal to the amount of the prepayment multiplied by a per annum interest rate equal to the difference between the LIBO Rate applicable thereto, and the 360 day equivalent interest yield (hereinafter called the "Reinvestment Rate") on any United States Treasury obligations selected by the Lender in an aggregate amount approximately equal to such portion of the principal balance of this Note, and with maturities comparable to the LIBO Roll-Over Date applicable thereto, calculated over a period of time from the date of prepayment to and including such LIBO Roll-Over Date. If the LIBO Rate on such LIBO Rate Advance being prepaid is equal to or less than the Reinvestment Rate, no prepayment premium shall be due. Any payment of the principal balance of this Note after acceleration of the applicable maturity date of this Note, or the commencement of any proceedings to enforce this Note or the Loan Agreement, as a result of the occurrence of an Event of Default under the Loan Agreement, shall be deemed a voluntary prepayment for the purposes of this paragraph and a prepayment premium calculated pursuant to the provisions of this paragraph shall be payable with respect thereto based upon the LIBO Rates applicable to any LIBO Rate Advances immediately prior to such default and acceleration. Any partial prepayment of the principal balance of this Note shall be applied first to the payment in full of outstanding Prime Rate Advances and Floating LIBO Rate Advances, and then in reduction of the various outstanding LIBO Rate Advances, in such order and manner so as to minimize the prepayment premium due with respect thereto as calculated pursuant to the provisions of this paragraph. The Lender shall certify to the Borrower the amount and basis of determination of such prepayment premium, it being agreed that (a) the calculation of such prepayment premium may be based on any United States Treasury obligations selected by the Lender in its sole discretion and (b) the Lender shall not be obligated or required to have actually reinvested the prepaid principal balance of this Note in any such United States Treasury obligations as a condition precedent to receiving a prepayment premium calculated as aforesaid. The Borrower shall, upon receipt of such certification and contemporaneously with any such prepayment of the principal balance of this Note, remit to the Lender the prepayment premium, if any, due in connection therewith as calculated pursuant to the provisions of this paragraph. The Lender shall not be obligated to accept any prepayment of the principal balance of this Note unless it is accompanied by the prepayment premium, if any, due in connection therewith as calculated pursuant to the provisions of this paragraph.

         If any payment required by this Note is not paid within ten (10) days after the date such payment is due, then the holder of this Note, at such holder's option, may elect to declare the entire unpaid principal balance of this Note, plus accrued interest, immediately due and payable. The Borrower shall pay a late charge equal to the greater of (a) $100.00, or (b) five percent (5%) of the amount of any payment which is not received by the Lender on or before the tenth (10th) day following the date such payment is due, to compensate for the Lender's loss of use of funds and for the expense of handling the delinquency, which late charge must be received by the Lender with the payment then due.


                                       7.

         If, following any default by the Borrower under this Note, the holder of this Note employs attorneys, to enforce collection of this obligation, in whole or in part, then the Borrower will pay, a reasonable fee for such attorneys' and any legal assistants' services, regardless of whether suit is instituted and, if a suit or other action or proceeding is instituted to enforce payment of all or any portion of this obligation, for all trial and appellate proceedings, if any. the Borrower also will pay (i) all other costs of collection incurred, and (ii), all costs and reasonable attorneys' and legal assistants' fees incurred by the holder for all administrative, trial, and appellate proceedings involving this obligation.

         The remedies of the Lender as provided herein and in the Loan Agreement shall be cumulative and concurrent, and may be pursued singly, successively or together, at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of the Lender, including specifically any failure to exercise any right, remedy or recourse, shall be effective as a waiver thereof unless it is set forth in a written document executed by the Lender and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.

         Notwithstanding any provision of this Note or the Loan Agreement to the contrary, the parties intend that no provision of this Note or the Loan Documents be interpreted, construed, applied, or enforced so as to permit or require the payment or collection of interest in excess of the maximum rate as hereafter may be permitted by the law applicable to this transaction (the "Maximum Permitted Rate"). If, however, any such provision is so interpreted, construed, applied, or enforced, then the parties intend: (i) that such provision automatically shall be reformed nunc pro tunc so as to require payment only of interest at the Maximum Permitted Rate; and (ii) if the holder of this Note has received interest payments in excess of such Maximum Permitted Rate, that the amount of such excess be credited nunc pro tunc in reduction of the principal amount of this obligation, together with interest at such Maximum Permitted Rate.

         In connection with all calculations to determine the Maximum Permitted Rate, the parties intend: first, that all charges be excluded to the extent that they are properly excludable under the usury laws of the State of Florida or the United States of America, as they from time to time are determined to apply to this obligation; and, second, that all charges that may be "spread" in the manner provided by Section 687.03(3), Florida Statutes (1993), or any similar successor law, be spread in the manner provided by such statute.

         This Note will be interpreted, construed, applied, and enforced according to the laws of the State of Florida, regardless of where executed or delivered, where payment is made, where any action or other proceeding involving this Note is instituted, or whether the laws of the State of Florida otherwise would apply the laws of another jurisdiction. The provisions of this Note bind, and are for the benefit of, the respective heirs, successors, and assigns of the Lender and all persons and entities executing this Note as the Borrower, jointly and severally.



                                       8.

         Presentment, protest, notice of protest, notice of dishonor, and all suretyship defenses, unless expressly reserved by any subsequent endorser, are hereby waived by all parties now or hereafter liable for payment of all or any portion of this obligation, whether as makers, endorsers, guarantors, or otherwise, and regardless of accommodation status.

         IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date stated above.

                                         OUTBACK STEAKHOUSE, INC., a
                                         Delaware corporation



                                         By: /s/ Robert S. Merritt
                                            -----------------------------------
                                         Name:  Robert S. Merritt
                                         Title: Senior Vice President

                                                  (CORPORATE SEAL)



STATE OF GEORGIA        )
COUNTY OF LOWNDES       )

         THE FOREGOING INSTRUMENT was acknowledged before me this 30th day of May, 1996, by ROBERT S. MERRITT as Senior Vice President of OUTBACK STEAKHOUSE, INC., a Delaware corporation, on behalf of the corporation. He is either ____ personally known to me or X has produced his FDL as identification.


                                         /s/ Marie Elizabeth McKellar
                                         ------------------------------------
(Affix Seal)                             Print Name: Marie Elizabeth McKellar
                                         Notary Public - State of Georgia

                                         My Commission Expires:

                                         My Commission No.: Notary Public,
                                         Lowndes County, Georgia My Commission
                                         Expires January 10, 2000


                                       9.